UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

 Amendment No. 1

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

VoIP-PAL.COM INC.

(Exact name of Registrant as specified in its charter)

Nevada	980184110
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

10900 NE 4th Street, Suite 2300 Bellevue, WA, 98004
(Address of principal executive offices)

1-888-605-7780

(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

None.

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of a “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

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VoIP-PAL.COM Inc.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Business.

The Company was incorporated in the state of Nevada in September 1997 as All American Casting International, Inc. and changed its name to VOIP MDU.com in 2004 and subsequently to VoIP-Pal.Com Inc. in 2006. Since March 2004, the Company has been in the development stage of becoming a VoIP re-seller, a provider of a proprietary transactional billing platform tailored to the points and air mile business, and a provider of anti-virus applications for smartphones. In 2013, Voip-Pal acquired Digifonica International (DIL) Limited (“Digifonica”), in order to fund and co-develop Digifonica’s patent suite.

Voip-Pal is a technical leader in the broadband Voice-over-Internet Protocol (“VoIP”) market with the ownership and continuing development of a portfolio of leading-edge VoIP Patents. Voip-Pal’s primary products are VoIP-related patented technology. The Company has spent several years testing and developing this technology. The Company is currently seeking to monetize the patents through a corporate transaction, an asset sale, or licensure of its products.

Voip-Pal’s intellectual property value is derived from ten issued USPTO patents. Voip-Pal inventions described in these patents provide the means to integrate VoIP services with any of the legacy telecommunications systems to create a seamless service using either legacy telephone numbers or IP addresses, and enhance the performance and value of VoIP implementations worldwide.

Voice over IP (Internet Protocol), or VoIP, has been and continues to be a green field for innovation that has spawned numerous inventions, greatly benefitting consumers large and small across the globe. VoIP is used in many places and by every modern telephony system vendor, network supplier, and retail and wholesale carrier.

Digifonica was founded in 2003 with the vision that the internet would be the future of all forms of telecommunications. Digifonica assembled a team of twenty top engineers with expertise in Linux and Internet telephony, who set out to develop solutions for future connectivity using the internet. The team developed and wrote a software suite that would later be patented by the USPTO with applications that provided solutions for five core areas of internet connectivity:

•	Routing, Billing and Rating
•	Lawful Intercept
•	Short Number Dialing (Enhanced 911)
•	Mobile Gateway
•	Uninterrupted Mobile Prototype

In order to properly test the applications, Digifonica built and operated three production nodes in Vancouver, Canada (Peer 1), London, UK (Teliasonera), and Denmark. The Company has a pilot system available for test and demonstration as part of its current technology activities.

Upon successfully developing the technology, Digifonica filed for patents with the USPTO. All of Digifonica’s patents have been allowed. Thorough prior art searches have found there to be no existing prior art. On August 27, 2015, the USPTO allowed the last of Digifonica’s ten major patents. Voip-Pal considers patent US 8,542,815 “Producing routing messages for voice over IP communications” and its continuation patent, US 2013-0329722 (Application 13/966096, Notice of Allowance 8/27/2015), to be fundamental.

Due to the fundamentality of Digifonica’s Routing, Billing and Rating patent and its messaging continuation patent, usage of the technology may be widespread throughout a variety of telecommunications applications. Accordingly, Voip-Pal and Digifonica consider themselves to have a stake among the vast subscribership which utilizes its routing and call classification technology for all applicable voice, messaging and internet payments employing messaging routing classifications. The Company is currently seeking to monetize the patents through a sale or licensure.

Voip-Pal / Digifonica is represented by two world-renowned intellectual property law firms: Smart & Biggar/Fetherstonhaugh in Canada; and Knobbe Martens Olson & Bear LLP in the United States.

The Issuer’s primary and secondary SIC Codes are 4813 and 4899.

The Issuer’s fiscal year end date is September 30.

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Principal Products or Services

Voip-Pal’s intellectual property value is derived from ten issued USPTO patents; including five parent patents, one of which is foundational and the others build upon the former. Voip-Pal inventions described in these patents provide the means to integrate VoIP services with any of the Telco systems to create a seamless service using either Legacy telephone numbers or IP addresses, and enhance the performance and value of VoIP implementations worldwide. Voip-Pal patented technology provides: Universal numbering ubiquity; Network value as defined by Metcalfe; the imperative of interconnect, termination, and recompense for delivery of calls by other networks; Regulatory compliance in regulated markets; Interconnection of VoIP networks to mobile and fixed networks; and Maintenance of uninterrupted VoIP calls across fixed, mobile, and Wi-Fi networks.

Voice over IP (Internet Protocol), or VoIP, has been and continues to be a greenfield for innovation that has spawned numerous inventions, greatly benefitting consumers large and small across the globe. Brands such as Vonage, Skype, and Magic Jack are well-known retail VoIP implementations. However, VoIP is used in many other places that we may not realize and by practically every modern telephony system vendor, network supplier, and retail and wholesale carrier.

Whether a call is placed directly through a VoIP service retailer or a long-distance call is made over a traditional phone system or mobile carrier, it is likely that VoIP is employed somewhere in the stream. In everyday communications VoIP is rapidly expanding towards ubiquity. Wherever a metered VoIP call is routed, it is likely already benefitting from a Voip-Pal invention.

About Voip-Pal’s Patents

Lawful Intercept (LI): (“Intercepting VoIP communications and other data communications”) US Patent Application, Publication No. 20100150138, (Link to Lawful Intercept USPTO filing): This patent was issued on April 16, 2013 as US Patent No. 8,422,507. Lawful Intercept Continuation patent application was filed with the USPTO. This Continuation leverages patented technology for instant and text messages, and inherits the same Priority date of November 29, 2007. A Response in Europe has also been filed. Lawful Intercept is a revolutionary technology that addresses the national and international demands by governments to enable law agencies the ability to perform scheduled and live intercepts on VoIP telephone conversations. Network Service providers such as Skype may soon want to be in compliance with government regulations regarding Lawful Intercept. The advantage of this patent is that it is truly undetectable by the intercept target; as opposed to many prior art technologies. Various governments are considering legislating Lawful Intercept as a mandatory technology for any VoIP provider.

Routing, Billing and Rating engine (RBR): (“Producing routing messages for VoIP communications”) US Patent Application, Publication No. 20100150328, (Link to RBR USPTO filing): This patent was issued on September 24, 2013, as US Patent No. 8,542,815. A Response to Europe has also been filed. The Company believes that this patent application technology will be the foundation of any modern commercial VoIP system. It is an essential patent to all VoIP communications. RBR has taken millions of investment dollars and several years to develop and solidify into perhaps the most important architectural solution for VoIP.

Mobile Gateway: US Patent Application, Publication No. 20110122827, (Link to Mobile Gateway USPTO filing): This patent was issued on January 14, 2014 as US Patent No. 8,630,234. The Company believes that Mobile Gateway technology can be applied to any modern cell phone allowing Internet calls to be transparent for the users. All current commercial techniques for making cell phone Internet calls require the users to make additional actions, which are not necessary with the Mobile Gateway patent application. Mobile Gateway is a sophisticated application that uses a telephone’s existing mobile network and accesses local reserved phone numbers from the call origination site, thus enabling the user to make a long distance or international call at the local call billing rate.

Enhanced 911: (“Emergency Assistance calling for VoIP communications”) US Patent Application, Publication No. 20100172345, (Link to Enhanced 911 USPTO filing): This patent was issued on September 17, 2013 as US Patent No. 8,537,805. Enhanced 911 technology satisfies the major requirement for the emergency response system which is the ability to call back the person making an emergency call to 9-1-1 in the event of a dropped connection. Currently 70% of all emergency calls to 9-1-1 are made via mobile or VoIP telephones and that number continues to increase. The major challenge for emergency response personnel is the ability to trace the call from a 911 mobile or VoIP caller since wireless telephones are not linked to a fixed location or address

Advanced Interoperability Solutions: (“Uninterrupted Transmission of Internet Protocol Transmissions during Endpoint Changes”) US Patent Application, Publication No. 20120170574, (Link to Advanced Interoperability Solutions USPTO filing): This patent was issued on March 18, 2014 as US Patent No. 8,675,566. This technology demonstrates the future of Internet voice communication – calls should not be dropped when roaming from one transport provider to another. The Uninterrupted Transmission technology allows for seamless transition from one Internet access point to another providing continuous, uninterrupted connectivity of a mobile device.

Allocating Charges for Communications Services: US Patent Application, Publication No. 20140016764 (Link to Allocating Charges for Communications Services USPTO filing): This patent was issued on July 8, 2014 as US Patent No. 8,774,378, as a continuation to US Patent No. 8,542,815 (RBR). The technology protected by this patent strengthens the RBR patent and enhances the billing aspect of the RBR and its implementation. The Company believes that this technology will play a vital role as VoIP communications replaces legacy telephony and new fees and tariffs are assessed. System vendors, network providers, and mobile carriers are able to utilize this routing and metering technology to make VoIP more manageable and reliable.

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Intercepting Voice Over IP Communications and Other Data Communications: US Patent Application, Publication No. 20130229950 A1 (Link to Intercepting Voice Over IP Communications and Other Data Communications); This patent was issued on September 22, 2015 as US Patent No. 9,143,608, as a continuation to Lawful Intercept, Patent No. 8,422,507. The technology associated with this newly allowed patent application strengthens the original Lawful Intercept patent and broadens the scope of its practical implementation. It provides a means to not only stealthily intercept phone calls, but also SMS, (text messages) MMS, (multimedia or picture messages) and video chat in real time.

Uninterrupted Transmission of Internet Protocol Transmissions during Endpoint Changes: US Patent Application, Publication No. 2014-0153477 A1 (Link to Uninterrupted Transmission of Internet Protocol Transmissions During Endpoint Changes); On September 16, 2015 an issue notification was received giving an issue date of October 6, 2015 and US Patent No. 9,154,417, as a continuation to the Advanced Interoperability Solutions, Patent No. 8,675,566. The technology associated with this newly allowed patent strengthens the parent patent in its implementation to maintain seamless communication and transition from one internet access point to another providing continuous, uninterrupted connectivity of a mobile device

Determining a Time to Permit a Communications Session to be Conducted: US Patent Application, Publication No. 2014-0010119 A1 (Link to Determining a Time to Permit a Communications Session to be Conducted); This patent was issued on September 15, 2015 as US Patent No. 9,137,385, as a continuation to US Patent No. 8,542,815 (RBR). The technology protected by this patent strengthens the RBR patent and enhances the timing aspect of the RBR and its implementation. The Company believes the technology protected by the RBR patent and its continuation patents are foundational to all forms of VoIP communications.

Producing Routing Messages for Voice Over IP Communications (RBR Messaging Continuation): US Patent Application, Publication No. 2013-0329722 A1 (Link to Producing Routing Messages for Voice Over IP Communications); This patent received a Notice of Allowance on September 15, 2015 and was dispatched to Final Data Capture (FDC) on September 17, 2015 as a continuation to US Patent No. 8,542,815 (RBR). The technology associated with this newly allowed patent strengthens the parent patent with regards to messaging. With the rapid rise of messaging as a principal form of communication the Company believes this messaging continuation patent and the parent RBR patent are foundational to VoIP communications. Preceding the allowance of this patent the Company successfully completed a thorough and extensive prior art search to assure the integrity of the patent. Final issuance was granted in November 2015.

Intercepting Voice Over IP Communications and Other Data Communications: US Patent Application, Publication No. 20150358470A1 (Link to Intercepting Voice Over IP Communications and Other Data Communications) the second continuation to the parent Lawful Intercept, Patent No. 8,422,507, and the third in the Lawful Intercept group of patents. The technology associated with this newly allowed patent application strengthens the original Lawful Intercept patent and the previously issued continuation in that it broadens the scope of their practical implementation. The patent provides a means to stealthily intercept VoIP phone calls, SMS, (text messages) MMS, (multimedia or picture messages) and video chat in real time. The ability to stealthily intercept messaging could play a vital role in security, antiterrorism efforts and law enforcement. Over the past several years messaging has become the leading form of wireless communication with billions of text messages sent each day and trillions each year.

Uninterrupted Transmission of Internet Protocol Transmissions during Endpoint Changes: US Patent Application, Publication No. 2015-0327320 A1 (Link to Uninterrupted Transmission of Internet Protocol Transmissions During Endpoint Changes); A notice of allowance by the USPTO was mailed for this patent Application No. 14/802,872 on March 9, 2016. It is the second continuation to the parent Uninterrupted Transmission of Internet Protocol Transmissions During Endpoint Changes, Patent No. 8,675,566, and the third in the Advanced Interoperability Solutions group of patents. The technology associated with this newly allowed patent strengthens the parent patent and the previously issued continuation in their implementation to maintain seamless communication and transition from one internet access point to another providing continuous, uninterrupted connectivity of a mobile device. The demand for uninterrupted connectivity provided by this group of patents continues to increase significantly with the rise of Mobile Virtual Network Operators (MVNO) which rely on uninterrupted call transfer as they provide calling and data services using multiple carriers and Wi-Fi networks allowing calls to transition from Wi-Fi connections to cell phone networks seamlessly.

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Expiration Dates for VoIP-Pal Active U.S. Patent Matters as of January 1, 2016

Filing Date/Nat’l Phase Entry Filing Date	Application/Patent Number	Title/Subject	Status	Expiration
05/03/2010	8,422,507	INTERCEPTING VOICE OVER IP COMMUNICATIONS AND OTHER DATA COMMUNICATIONS	Issued	6/22/2028
15/04/2013	9,143,608	INTERCEPTING VOICE OVER IP COMMUNICATIONS AND OTHER DATA COMMUNICATIONS	Issued	11/29/2026
17/07/2015	14/802929	INTERCEPTING VOICE OVER IP COMMUNICATIONS AND OTHER DATA COMMUNICATIONS	Pending	Pending
01/03/2010	8,542,815	PRODUCING ROUTING MESSAGES FOR VOICE OVER IP COMMUNICATIONS	Issued	3/3/2030
13/08/2013	9,179,005	PRODUCING ROUTING MESSAGES FOR VOICE OVER IP COMMUNICATIONS	Issued	1/31/2027
17/09/2013	9,137,385	DETERMINING A TIME TO PERMIT A COMMUNICATIONS SESSION TO BE CONDUCTED	Issued	5/31/2027
17/09/2013	8,774,378	ALLOCATING CHARGES FOR COMMUNICATIONS SERVICES	Issued	11/2/2026
07/07/2014	14/325181	ALLOCATING CHARGES FOR COMMUNICATIONS SERVICES	Pending	Pending
14/09/2015	14/853705	DETERMINING A TIME TO PERMIT A COMMUNICATIONS SESSION TO BE CONDUCTED	Pending	Pending
07/10/2015	14/877570	PRODUCING ROUTING MESSAGES FOR VOICE OVER IP COMMUNICATIONS	Pending	Pending
05/03/2010	8,537,805	EMERGENCY ASSISTANCE CALLING FOR VOICE OVER IP COMMUNICATIONS SYSTEMS	Issued	12/27/2028
15/08/2013	13/968217	EMERGENCY ASSISTANCE CALLING FOR VOICE OVER IP COMMUNICATIONS SYSTEMS	Pending	Pending
27/01/2011	8,630,234	MOBILE GATEWAY	Issued	7/1/2029
24/09/2013	14/035806	MOBILE GATEWAY	Pending	Pending
16/03/2012	8,675,566	UNINTERRUPTED TRANSMISSION OF INTERNET PROTOCOL TRANSMISSIONS DURING ENDPOINT CHANGES	Issued	4/3/2032
27/11/2013	9154417	UNINTERRUPTED TRANSMISSION OF INTERNET PROTOCOL TRANSMISSIONS DURING ENDPOINT CHANGES	Issued	9/17/2029
17/07/2015	14/802872	UNINTERRUPTED TRANSMISSION OF INTERNET PROTOCOL TRANSMISSIONS DURING ENDPOINT CHANGES	Pending	Pending

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Amount Spent on Research and Development

For the two years ended September 30, 2015, the Company has incurred research and development expenses of $214,000.00. These expenses were incurred through the development of our patents to protect our technologies.

Employees

We have one full time employee. The Company utilizes various consultants and contractors for other services.

Emerging Growth Company Status

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, have elected to comply with certain reduced public company reporting requirements for future filings.

In April 2012, the Jumpstart Our Business Startups Act (“JOBS Act”) was enacted into law. The JOBS Act provides, among other things:

  Exemptions for “emerging growth companies” from certain financial disclosure and governance requirements for up to five years and provides a new form of financing to small companies;

  Amendments to certain provisions of the federal securities laws to simplify the sale of securities and increase the threshold number of record holders required to trigger the reporting requirements of the Securities Exchange Act of 1934, as amended;
  Relaxation of the general solicitation and general advertising prohibition for Rule 506 offerings;
  Adoption of a new exemption for public offerings of securities in amounts not exceeding $50 million; and
  Exemption from registration by a non-reporting company of offers and sales of securities of up to $1,000,000 that comply with rules to be adopted by the SEC pursuant to Section 4(6) of the Securities Act and exemption of such sales from state law registration, documentation or offering requirements.

In general, under the JOBS Act a company is an “emerging growth company” if its initial public offering (“IPO”) of common equity securities was effected after December 8, 2011 and the company had less than $1 billion of total annual gross revenues during its last completed fiscal year. We will retain “emerging growth company” status until the earliest of:

(i)

the completion of the fiscal year in which the company has total annual gross revenues of $1 billion or more,

(ii)

the completion of the fiscal year of the fifth anniversary of the company’s IPO;

(iii)

the company’s issuance of more than $1 billion in nonconvertible debt in the prior three-year period, or

(iv)

the company becoming a “larger accelerated filer” as defined under the Securities Exchange Act of 1934, as amended.

The JOBS Act provides additional new guidelines and exemptions for non-reporting companies and for non-public offerings. Those exemptions that impact the Company are discussed below.

Financial Disclosure. The financial disclosure in a registration statement filed by an “emerging growth company” pursuant to the Securities Act of 1933, as amended, will differ from registration statements filed by other companies as follows:

(i)

audited financial statements required for only two fiscal years (provided that “smaller reporting companies” such as the Company are only required to provide two years of financial statements);

(ii)

selected financial data required for only the fiscal years that were audited (provided that “smaller reporting companies” such as the Company are not required to provide selected financial data as required by Item 301 of Regulation S-K); and

(iii)

executive compensation only needs to be presented in the limited format now required for “smaller reporting companies”

However, the requirements for financial disclosure provided by Regulation S-K promulgated by the Rules and Regulations of the SEC already provide certain of these exemptions for smaller reporting companies. The Company is a smaller reporting company. Currently a smaller reporting company is not required to file as part of its registration statement selected financial data and only needs to include audited financial statements for its two most current fiscal years with no required tabular disclosure of contractual obligations.

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The JOBS Act also exempts the Company’s independent registered public accounting firm from having to comply with any rules adopted by the Public Company Accounting Oversight Board (“PCAOB”) after the date of the JOBS Act’s enactment, except as otherwise required by SEC rule.

The JOBS Act further exempts an “emerging growth company” from any requirement adopted by the PCAOB for mandatory rotation of the Company’s accounting firm or for a supplemental auditor report about the audit.

Internal Control Attestation. The JOBS Act also provides an exemption from the requirement of the Company’s independent registered public accounting firm to file a report on the Company’s internal control over financial reporting, although management of the Company is still required to file its report on the adequacy of the Company’s internal control over financial reporting.

Section 102(a) of the JOBS Act exempts “emerging growth companies” from the requirements in §14A(e) of the Securities Exchange Act of 1934 for companies with a class of securities registered under the Securities Exchange Act of 1934, as amended, to hold shareholder votes for executive compensation and golden parachutes.

Other Items of the JOBS Act. The JOBS Act also provides that an “emerging growth company” can communicate with potential investors that are qualified institutional buyers or institutions that are accredited to determine interest in a contemplated offering either prior to or after the date of filing the respective registration statement. The JOBS Act also permits research reports by a broker or dealer about an “emerging growth company” regardless of whether such report provides sufficient information for an investment decision. In addition, the JOBS Act precludes the SEC and FINRA from adopting certain restrictive rules or regulations regarding brokers, dealers and potential investors, communications with management and distribution of research reports on the “emerging growth company’s” IPOs.

Section 106 of the JOBS Act permits “emerging growth companies” to submit registration statements under the Securities Act of 1933, as amended, on a confidential basis provided that the registration statement and all amendments thereto are publicly filed at least 21 days before the issuer conducts any road show. This is intended to allow “emerging growth companies” to explore the IPO option without disclosing to the market the fact that it is seeking to go public or disclosing the information contained in its registration statement until the company is ready to conduct a roadshow.

Election to Opt Out of Transition Period. Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act of 1933, as amended, registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standard.

The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of the transition period. This may make comparison of the Company’s financial statements with any other public company which is not either an “emerging growth company” nor an “emerging growth company” which has opted out of using the extended transition period difficult or impossible as possible different or revised standards may be used.

For so long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” as described above. We cannot predict if investors will find our common stock less attractive because we will rely on some or all of these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. If we avail ourselves of certain exemptions from various reporting requirements, as is currently our plan, our reduced disclosure may make it more difficult for investors and securities analysts to evaluate us and may result in less investor confidence.

Item 1A. Risk Factors.

The company qualifies as a smaller reporting company, as defined by § 229.10(f)(1) and is not required to provide the information required by this Item.

Item 2. Financial information.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Certain statements contained in this Form 10, including statements regarding the anticipated development and expansion of our business, our intent, belief or current expectations, primarily with respect to the future operating performance of our company and the products and services we expect to offer and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements. Our Management’s Discussion and Analysis contains not only statements that are historical facts, but also forward-looking statements which involve risks and uncertainties and assumptions. Because forward-looking statements are inherently subject to risks and uncertainties, our actual results may differ materially from the results discussed in the forward-looking statements. The following discussion and analysis of financial condition and results of operations of the Company is based upon, and should be read in conjunction with, the audited financial statements and related notes elsewhere in this Form 10.

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Overview

VOIP-PAL.com Inc. (“Voip-Pal”, the “Company”, the “Issuer”) was incorporated in the state of Nevada in September 1997 as All American Casting International, Inc. and changed its name to VOIP MDI.com in 2004 and subsequently to Voip-Pal.Com Inc. in 2006. Since March 2004, the Company has been in the development stage of becoming a VoIP re-seller, a provider of a proprietary transactional billing platform tailored to the points and air mile business, and a provider of anti-virus applications for smartphones. All business activities prior to March 2004 have been abandoned and written off to deficit.

In December 2013, the Company completed the acquisition of Digifonica (International) Limited, a private company incorporated on September 7, 2004 in Gibraltar.

Voip-Pal is a technical leader in the broadband Voice-over-Internet Protocol (“VoIP”) market with the ownership and continuing development of a portfolio of leading-edge VoIP Patents. Voip-Pal’s primary products are VoIP-related patented technology. The Company has spent several years testing and developing this technology. The Company is currently seeking to monetize the patents through a corporate transaction, an asset sale, or licensure of its products.

Voip-Pal’s intellectual property value is derived from ten issued USPTO patents. Voip-Pal inventions described in these patents provide the means to integrate VoIP services with any of the legacy telecommunications systems to create a seamless service using either legacy telephone numbers or IP addresses, and enhance the performance and value of VoIP implementations worldwide.

Voice over IP (Internet Protocol), or VoIP, has been and continues to be a green field for innovation that has spawned numerous inventions, greatly benefitting consumers large and small across the globe. VoIP is used in many places and by every modern telephony system vendor, network supplier, and retail and wholesale carrier.

Liquidity and capital resources

As of March 31, 2016, the Company had an accumulated deficit of $28,874,214 as compared to an accumulated deficit of $26,550,271 at March 31, 2015. As of March 31, 2016, the Company had a working capital surplus of $341,250 as compared to a working capital surplus of $4,064 at March 31, 2015. The increase in the Company’s working capital surplus of $337,186 was primarily due to the sale of common stock during the year ended September 30, 2015 which increased the Company’s cash account as of March 31, 2016.

Net cash used by operations for the three months ending March 31, 2016 and 2015 was $629,065 and $122,072, respectively. The increase in net cash used for the three months ending March 31, 2016 as compared to the three months ending March 31, 2015 was primarily due to an increase in legal and patent related expenses and other general and administrative costs.

Net cash used by operations for the six months ending March 31, 2016 and 2015 was $784,041 and $231,568, respectively. The increase in net cash used for the six months ending March 31, 2016 as compared to the six months ending March 31, 2015 was primarily due to an increase in legal and patent related expenses and other general and administrative costs.

Net cash used in investing activities for the three months ending March 31, 2016 and 2015 was $(Nil) and $(Nil). Net cash provided in financing activities for the three months ending March 31, 2016 and 2015 was $392,876 and $177,373, respectively. The increase in net cash provided by financing activities of $215,502 was primarily due to an increase in shares issued for cash during the period ended March 31, 2015.

Net cash used in investing activities for the six months ending March 31, 2016 and 2015 was $(143,309) and $(Nil). The increase in cash used in investing activities was due to increased expenditures on patents for the period ended March 31, 2016. Net cash provided in financing activities for the six months ending March 31, 2016 and 2015 was $396,876 and $214,188, respectively. The increase in net cash provided by financing activities of $182,688 was primarily due to an increase in shares issued for cash during the period ended March 31, 2015.

Liquidity

The Company has primarily financed its operations from cash received through the sale of common stock and the exercise of convertible loans from investors. It has to date been able to finance its operations without interruption. Due to costs associated with its patent infringement lawsuits and reporting company application and registration, cash flow requirements will increase in the next quarter. The Company believes that its available cash resources are adequate to fund these increased costs and ongoing operating costs for the next twelve months.

The Company has also been able to preserve its cash resources through the payment of stock-based compensation to officers, directors, and other key consultants. The Company believes it will be able to continue to use stock-based compensation to compensate key individuals while preserving its cash resources for other operating costs.

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Results of operations

The Company’s operating costs consist of expenses incurred to monetizing, selling and licensing its VoIP patents. Other operating costs include expenses for legal, accounting and other professional fees, financing costs, and other general and administrative expenses.

Comparison of the Three Months and Six Month Ending March 31, 2016 and 2015

	Three months ending March 31		Increase/
	2016	2015	(Decrease)	Percent
Revenue	$—	$—	$—	—
Cost of Revenue	—	—	—	—
Gross Margin	—	—	—	—
General and administrative expenses	(510,900)	(159,572)	351,328	220%
Amortization of intangible assets	(25,186)	(27,718)	(2,532)	-9%
Write-down acquisition costs	—	—	—	—
Net loss	$(536,086)	$(187,290)	$348,796	186%

	Six months ending March 31		Increase/
	2016	2015	(Decrease)	Percent
Revenue	$—	$—	$—	—
Cost of Revenue	—	—	—	—
Gross Margin	—	—	—	—
General and administrative expenses	(697,891)	(269,067)	(428,824)	159%
Amortization of intangible assets	(50,372)	(50,954)	582	-1%
Write-down acquisition costs	(500,000)	—	(500,000)	—
Net loss	$(1,248,263)	$(320,021)	$(928,242)	290%

Revenues, Cost of Revenues and Gross Margin

The Company had no revenues, cost of revenues or gross margin for the twelve months ending March 31, 2016 and 2015.

General and Administrative Expenses

General and administrative expenses for the three months ending March 31, 2016 totaled $510,900 compared to $159,572 during the same period in 2015.  The increase in general and administrative expenses of $351,328, or 220% more than the previous year, was primarily due to higher legal, website development, and stock based compensation paid out by the Company during the period ended March 31, 2016.

General and administrative expenses for the six months ending March 31, 2016 totaled $697,891 compared to $269,067 during the same period in 2015. The increase in general and administrative expenses of $428,824 or 159% more than the previous year, was primarily due to higher legal and patent related expenses paid out by the company during the period ended March 31, 2016.

Amortization of Intangible Assets

Amortization of intellectual VoIP communications patent properties for the three months ending March 31, 2016 totaled $25,186 compared to $27,718 during the same period in 2015. The decrease in amortization expenses of $2,532, or -9% over the previous period was due to the full amortization reached on certain intangible assets in the prior period.

Amortization of the intellectual VoIP communications patent properties for the six months ending March 31, 2016 totaled $50,372 compared to $50,954 during the same period in 2015, The decreased in amortization expenses of $582, or -1% over the previous period was due to the full amortization reached on certain intangible assets in the prior period.

There was a $500,000 write-down of intangible costs related to common shares issued to the Seller of Digifonica pursuant to the Anti-dilution Clause (see note 4) during the six months ended March 31, 2016. There was no impairment or write-down of intangible assets by the Company for the same period ended December 31, 2014.

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The Company follows GAAP (FAS 142) and is amortizing its intangibles over the remaining patent life of twelve (12) years. The Company evaluates its intangible assets annually and determines if the fair market value is less than its historical cost. If the fair market value is less, then impairment expense is recorded on the Company’s financial statements. The intangible assets on the financial statements of the Company relate primarily to the Company’s acquisition of Digifonica (International) Limited.

Interest Expense

The Company had no financing or interest costs for the twelve-month periods ending March 31, 2016 and 2015.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Item 3. Properties.

The Company does not lease any properties or facilities, other than the office space leased for administrative purposes through Regus Management Group LLC.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth certain ownership information with respect to our common stock for those persons who directly or indirectly own, control or hold with the power to vote, five percent or more of our outstanding common stock and all officers and directors, as a group.

Name and Address of Beneficial Owner	Amount of Direct Ownership	Amount of Indirect Ownership	Percent of Class
Dr. Colin Tucker The Old House Back Lane Oxhill, Warwickshire, CV350QN UK	6,000,000	Nil	0.58
Emil Malak Suite 41-42 Victoria House 26 Main Street Gibraltar, Gibraltar	Nil	362,063,561 (1)	35.04
Dennis Chang 1120 South 25th Street, #95 Mount Vernon, WA 98274	16,326,520	Nil	1.55
Professor Edwin Candy Suite 41-42 Victoria House 26 Main Street Gibraltar, Gibraltar	Nil	5,000,000 (2)	0.48
Dr. Ryan L. Thomas 2740 E 1700 N. Layton, UT 84040	1,217,064	Nil	0.12
D. Barry Lee Suite 283 - 1755 Robson Street Vancouver, BC V6G 3B7 Canada	2,000,000	Nil	0.15
Talisman Financial, Inc.(3) 76 Dean St. Belize City, Belize	70,000,000	Nil	6.77

(1)	These shares are held in the name of Digifonica Intellectual Properties (DIP) Limited in trust for Mr. Malak. Mr. Malak has sole voting power over Digifonica Intellectual Properties (DIP) Limited.
(2)	These shares are held in the name of Digifonica Intellectual Properties (DIP) Limited, over which Mr. Malak has sole control, in trust for Mr. Candy.
(3)	Justin West is the control person of Talisman Financial, Inc.

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Item 5. Directors and Executive Officers.

The following table sets forth the names and ages of our current directors and executive officers. Also the principal offices and positions with us held by each person and the date such person became our directors and executive officers. Our executive officers were appointed by our Board of Directors. Our directors serve until the earlier occurrence of the election of his or her successor at the next meeting of stockholders, death, resignation or removal by the Board of Directors. There are no family relationships among our directors and executive officers.

Name	Age	Position	Date

Dr. Colin Tucker	71	Director and Chairman	2013

Emil Malak	63	Director and Chief Executive Officer	2014

Dennis Chang	67	Director and President	2009

Professor Edwin Candy	72	Independent Director	2013

Dr. Ryan L. Thomas	62	Director	2015

D. Barry Lee	59	Chief Financial Officer	2015

Set forth below is a brief description of the background and business experience of our executive officer and director for the past five years.

Dr. Colin Tucker was a founding member of Orange plc, a company he helped grow into a mobile network leader, generating billions in annual revenues and operating in six countries. Orange was sold to France Telecom for £25 billion (approximately $38 billion USD). Dr. Tucker has served as a Director and CEO of Hutchison 3G where in 2003, he oversaw the deployment of the first 3G mobile network in the UK. Under his leadership Hutchison later became one of the first mobile phone operators in the world to embrace VoIP, and offer mobile applications such as Skype, Facebook and eBay. Dr. Tucker has served on the boards of many companies over his distinguished career and was listed as one of the 8 key people to know in the Telecommunications sector by Financial Times.

Emil Malak was the co-founder of Digifonica in 2003 and oversaw the development of the patents acquired by Voip-Pal in 2013. Mr. Malak also serves as Chairman of the Board for a biotech company currently conducting cancer research in Germany.

Dennis Chang has been the President of Voip-Pal.com Inc. since September 3, 2009. He was formerly a Sr. Business Management Consultant for Antares Corporation from January 2003 through November 2010.

Professor Edwin Candy was previously the Technology Director of Hutchison 3G until his retirement in 2009. At Hutchison, he was instrumental in the development of the most advanced 3G Networks operating across nine countries successfully introducing enterprise and I/P architectures into the cellular networks to provide mobile internet access. Prior to this he held Technology or Technical director positions in Orange, Hutchison Personal Communications, and Philips spin off companies in the UK and France as well as International Radio Systems Manager for Philips in the late 80’s. During his career he established a number of major technology and research programs including, the EU UMTs 3G program with twenty five industrial partners that led to the creation of 3G mobile systems and the TETRA digital standard for public safety communications. He has held a number of key Industrial posts including Chairman of the UK Government DTI UMTS Technical Advisory Group, Chairman of the GSMA PCN group charged with the integration of DSC 1800 with the GSM standard, and Founder and Chairman of the UMTs Forum. He currently holds a number of Non Exec positions in small wireless companies as well as operating his own technology consultancy business. He is a Fellow of the IET, a Senior Life Member of the IEEE, a Companion of the IREE Australia. He was a visiting Professor at Strathclyde University Scotland and Member of the University Court from 1995 until 2005.

Dr. Ryan L. Thomas is a licensed attorney in Utah and California, and has been in private practice since 1981. He is also currently an Associate Provost and Dean of Undergraduate Studies, Weber State University. Dr. Ryan Thomas has served as in-house counsel for the past two years. He has been practicing law since 1979 and has over 35 years of experience as a litigator. Dr. Thomas has a strong technological and computer science background and has extensive experience in patent law.

D. Barry Lee is the Founder and CEO of Equity One Capital Corporation, a financial management and consulting services company, and has served as such since 1999 to the present. He is also the Co-founder, Partner & CFO from 1991 to present of First Merit Group, a senior management and corporate financing company for private & public companies. He is a senior management consultant with 25 years of experience in all aspects of business, providing financial management, consulting and advisory services to private and public companies.

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Item 6. Executive Compensation.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards	Price per Share	Stock Awards ($)	Option Awards ($)	All Other Compensation	Total ($)
Dr. Colin Tucker	2015	$18,000.00	—	—	—	—	—	—	$18,000.00
Chairman	2014	$9,000.00	—	1,000,000	$0.12	$120,000.00	—	—	$129,000.00
	2013	—	—	2,000,000	$0.07	$140,000.00	—	—	$245,000.00
				3,000,000	$0.035	$105,000.00	—	—
			TOTAL	6,000,000
Thomas Sawyer	2015	$65,500.00	—	—	—	—	—	—	$65,500.00
Former Chairman	2014	$63,533.24	—	5,000,000	$0.12	$600,000.00	—	—	$663,533.24
(Aug 2013 - Oct 2014)	2013	$3,000.00	—	2,000,000	$0.07	$140,000.00	—	—	$248,000.00
				3,000,000	$0.035	$105,000.00	—	—
			TOTAL	10,000,000
Emil Malak	2015	—	—	—	—	—	—	—	$—
CEO & Director	2014	—	—	—	—	—	—	—	$—
			TOTAL	—
Dennis Chang	2015	$36,000.00	—	—	—	—	—	—	$36,000.00
President &	2014	$34,000.00	—	1,000,000	$0.12	$120,000.00	—	—	$154,000.00
Director	2013	$2,000.00	—	10,000,000	$0.00314	$31,400.00	—	—	$33,400.00
			TOTAL	11,000,000
Edwin Candy	2015	$18,000.00	—	—	—	—	—	—	$18,000.00
Independent Director	2014	$9,000.00	—	2,000,000	$0.12	$240,000.00	—	—	$249,000.00
	2013	—	—	3,000,000	$0.07	$210,000.00	—	—	$210,000.00
			TOTAL	5,000,000
Ryan L. Thomas	2015	—	—	100,000	$0.05	$5,000.00	—	—	$13,846.15
Director				100,000	$0.05	$5,000.00	—	—
				76,923	$0.05	$3,846.15	—	—
			TOTAL	276,923
D. Barry Lee	2015	—	—	1,000,000	$0.05	$50,000.00	—	—	$50,000.00
CFO
(Sep 2015 to present)			TOTAL	1,000,000

Item 7. Certain Relationships and Related Transactions.

Related Party Transactions

Except as described below, there were no transactions with any executive officers, directors, 5% stockholders and their families and affiliates since September 30, 2014.

During the year ended September 30, 2015 the Company incurred $22,975 (2014 - $13,300) in legal fees paid to a Director in his capacity as legal counsel.

Included in Shares to be issued as at September 30, 2015 is $650,000 (2014 - $nil) for unpaid Officers and Directors fees and $90,000 (2014 - $nil) for professional fees & services paid to a director for consulting services provided.

Included in Accounts Payable and accrued liabilities as at September 30, 2015 was $nil (2014 - $12,000) for unpaid directors fees.

Director Independence

We are not subject to the listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our Board comprised of a majority of “independent directors.” One of our five directors (see Item 6 above) is independent as defined under the Nasdaq Marketplace Rules.

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Item 8. Legal Proceedings.

The Company is party to the following legal proceedings:

On April 4, 2015, Locksmith Financial Corporation filed A-15-717491-C in Clark County, Nevada District Court against Company and several of its Directors. The suit sought to recover the frozen shares.  The Company filed an answer to the complaint and a counter-complaint that demanded the return of the contested shares. On March 24, 2014, the Company resolved to freeze 95,832,000 common shares that were issued to a company controlled by a former director (the “defendant”) in fiscal 2013 and accounted for at a cost of $1,443,000. The Company resolved to freeze the common shares as the Company believes that the shares were issued as settlement of a line of credit that the Company believes to have been legally unsupported. In October 2014, the Company froze over 100 million shares that had been transferred by Richard Kipping, Terry Kwan, Locksmith International and TK Investments to fifteen offshore companies.  The company’s actions were based upon the results of an audit by the company that showed that 124,718,000 shares were improperly transferred to Kipping, Kwan, Locksmith, TK Investments and related entities.  The shares included 360,000,000 shares that Mr. Kipping and Mr. Kwan had transferred to themselves to settle an alleged loan of $360,000 that had no legal basis. The defendant alleges that the freeze and the Company’s actions constituted fraud and a breach of securities laws. The Company denies any wrongdoing. Currently the State Case is entering the discovery phase of litigation and the outcome is undeterminable. The Company’s counter-complaint survived a motion to dismiss and discovery is ongoing.

On July 2, 2015, the Company filed a suit against Kipping, Kwan, Locksmith, TK Investments in the United States District Court for Nevada case number 2:15-cv-01258-JAD-VCF.  The case sought return of the frozen shared based upon the fraud involved in their issuance. The Company alleges that the common shares issued in the State Case and an additional 7,200,000 common shares were fraudulently obtained and that the shares have been unlawfully transferred to other entities. The proceedings in the Federal Case have been stayed pending a final determination of the issues in the State Case. The Company’s complaint survived a motion to dismiss and discovery is ongoing. The outcome of the case is undeterminable.

On February 9, 2016, the Company filed suit against Apple, Inc. (“Apple”), in the United States District Court, District of Nevada case number 2:16-CV-00260; and on February 10, 2016 the Company filed suit against Verizon Wireless Services, LLC, Verizon Communications Inc. (together “Verizon”), AT&T, Inc., and AT&T Corp. (together “AT&T”) in the United States District Court, District of Nevada, case number 2:16-cv-00271. The two complaints allege infringement by Apple, Verizon and AT&T of various claims of the Company’s patents.  In the complaints, the Company seeks damages totaling $7,024,377,876.  Although the complaints have been filed, the defendants have not yet been served with the complaints.  Federal law allows a ninety day period after the filing the complaint for service.  The Company is using this period to engage the defendants in discussions that the Company hopes may lead to non-judicial resolutions of the alleged infringement.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market

Our stock is quoted with the OTC Markets Group, Inc., also known as Pink Sheets. This is not considered a market, and, therefore, there is currently no public market for our Common Stock.

Holders

We had approximately 295 record holders of our common stock as of March 31, 2016 according to the books of our transfer agent. The number of our stockholders of record excludes any estimate by us of the number of beneficial owners of shares held in street name, the accuracy of which cannot be guaranteed.

Dividends

We have not declared a dividend on our common stock, and we do not anticipate the payment of dividends in the near future as we intend to reinvest our profits to grow our business. There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends. The Nevada Revised Statutes, however, does prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

  we would not be able to pay our debts as they become due in the usual course of business; or
  our total assets would be less than the sum of our total liabilities, plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution

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Item 10. Recent Sales of Unregistered Securities.

The transactions described in this section were exempt from securities registration as provided by Section 4(a)(2) of the Securities Act for transactions not involving a public offering.

Securities Issued for Services Rendered

From May 8, 2013 to December 31, 2013, the Company issued 58,000,000 shares of common stock at a price of $0.07 per share to various individuals or entities for services rendered.

In April 2014, the Company issued 10,500,000 shares of common stock at a price of $0.12 per share to various individuals for services rendered.

In September 2014, the Company issued 150,000 shares of common stock at a price of $0.11 per share for services rendered.

In September 2015, the Company issued 6,373,400 shares of common stock at a price of $0.05 to various individuals for services rendered.

In March 2016, the Company issued 3,000,000 shares of common stock at a price of $0.05 for services rendered.

Securities Issued for Convertible Debt or in Settlement of Debt

In 2013, the Company issued 35,446,982 shares of common stock at the price of $0.00613 per share to various individuals or entities in debt conversions.

In 2013, the Company issued 10,000,000 shares of common stock at the price of $0.00314 per share to Dennis Chang in settlement of debt owed by the Company.

In 2013, the Company issued 3,750,000 shares of common stock at the price of $0.08 per share to a creditor in settlement of debt owed by the Company.

In 2013, the Company issued 46,682,000 shares of common stock at the price of $0.01276 per share to a creditor in settlement of debt owed by the Company.

In 2013, the Company issued 70,000,000 shares of common stock at the price of $0.02770 per share to a creditor in settlement of debt owed by the Company.

In 2013, the Company issued 29,318,000 shares of common stock at the price of $0.002 per share to a creditor in settlement of debt owed by the Company.

In 2014, the Company issued 1,191,667 shares of common stock at the price of $0.12 per share to various individuals or entities in debt conversions.

In 2014, the Company issued 1,550,000 shares of common stock at the price of $0.10 per share to various individuals or entities in debt conversions.

In 2014, the Company issued 950,000 shares of common stock at the price of $0.08 per share to various individuals or entities in debt conversions.

In 2014, the Company issued 63,596 shares of common stock at the price of $0.06 per share in a debt conversions.

In 2014, the Company issued 500,000 shares of common stock at the price of $0.05 per share in a debt conversions.

In 2015, the Company issued 31,258,302 shares of common stock at the price of $0.05 per share to various individuals or entities in debt conversions.

In 2015, the Company issued 1,200,000 shares of common stock at the price of $0.04 per share to two individuals in debt conversions.

During the period ending March 31, 2016, the Company issued 4,457,500 shares of common stock at the price of $0.05 per share to several individuals in debt conversions. During the same period, the Company issued 3,000,000 shares to two individuals for services rendered.

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Item 11. Description of Registrant’s Securities to be Registered.

The Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”) authorize us to issue (a) 1,100,000,000 shares of Common Stock, par value $0.001 per share, of which 1,032,898,368 shares are issued and outstanding as of the date of this prospectus, and (b) 1,000,000 shares of Preferred Stock, $0.01 par value per share, none of which are issued or outstanding.

Only the common stock of the Company is being registered in this Form 10. Information on the Company’s preferred stock is also provided below; however, the preferred stock is not being registered.

Common Stock

Holders of Common Stock are entitled to one vote for each share on all matters submitted to a vote of shareholders. Holders of Common Stock do not have cumulative voting rights. Holders of Common Stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, subject to the preferences of any shares of Preferred Stock which may then be authorized and outstanding, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the Common Stock.

Holders of Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the Common Stock. The rights of the holders of Common Stock are subject to any rights that may be fixed for holders of Preferred Stock, when and if any Preferred Stock is authorized and issued. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

Our articles of incorporation authorized the issuance of up to 1,000,000 shares of Preferred Stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our Board of Directors. Our preferred stock is not being registered.

Dividends

We have not declared dividends since our inception. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Anti-Takeover Effects of Our Articles of Incorporation and Bylaws

We are governed by the Nevada Revised statutes (referred to as the “NRS”). Our articles of incorporation and bylaws do not permit cumulative voting in the election of directors. Cumulative voting allows a stockholder to vote a portion or all of the stockholder’s shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our board of directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board’s decision regarding a takeover or otherwise.

Nevada Anti-Takeover Statute

We have elected not to be governed by Section 78.378 to 78.3793 of the NRS or Section 78.411 to 78.444 of the NRS which impose additional requirements regarding acquisitions of a controlling interest, mergers and other business combinations.

Limitations of Liability and Indemnification

Our articles of incorporation and bylaws provide that we will indemnify our directors and officers, and other agents, to the fullest extent permitted by the NRS, which prohibits our articles of incorporation from limiting the liability of our directors for the following:

•	any breach of the director’s duty of loyalty to us or to our stockholders;
•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and
•	any transaction from which the director derived an improper personal benefit.

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If Nevada law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Nevada law, as so amended. Our articles of incorporation will not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Nevada law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our bylaws, we will also be empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification required in our articles of incorporation and bylaws, we may enter into indemnification agreements with our current director and executive officer. These agreements may provide for the indemnification of such persons for all reasonable expenses and liabilities, including attorneys’ fees, judgments, fines, and settlement amounts, incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We may also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Listing

Although not considered a market, shares of our common stock are quoted on OTC Markets Group, Inc. market under the symbol “VPLM”.

Transfer Agent and Registrar

The name and address of the Company’s Transfer Agent:

Presidents Stock Transfer

515 West Pender Street, #215

Vancouver, BC, Canada V6B 6H5

(604) 876-5526

Item 12. Indemnification of Directors and Officers.

Subsection 7 of Section 78.138 of the Nevada Revised Statutes (the “Nevada Law”) provides that, subject to certain very limited statutory exceptions, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The statutory standard of liability established by Section 78.138 controls even if there is a provision in the corporation’s articles of incorporation unless a provision in the Company’s Articles of Incorporation provides for greater individual liability.

Subsection 1 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (any such person, a “Covered Person”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Covered Person in connection with such action, suit or proceeding if the Covered Person is not liable pursuant to Section 78.138 of the Nevada Law or the Covered Person acted in good faith and in a manner the Covered Person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Covered Person’s conduct was unlawful.

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Subsection 2 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any Covered Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of a Covered Person against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the Covered Person in connection with the defense or settlement of such action or suit, if the Covered Person is not liable pursuant to Section 78.138 of the Nevada Law or the Covered Person acted in good faith and in a manner the Covered Person reasonably believed to be in or not opposed to the best interests of the Corporation. However, no indemnification may be made in respect of any claim, issue or matter as to which the Covered Person shall have been adjudged by a court of competent jurisdiction (after exhaustion of all appeals) to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances the Covered Person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502 of the Nevada Law further provides that to the extent a Covered Person has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Subsection 1 or 2, as described above, or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Covered Person against expenses (including attorneys’ fees) actually and reasonably incurred by the Covered Person in connection with the defense.

Subsection 1 of Section 78.751 of the Nevada Law provides that any discretionary indemnification pursuant to Section 78.7502 of the Nevada Law, unless ordered by a court or advanced pursuant to Subsection 2 of Section 78.751, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances. Such determination must be made (a) by the stockholders, (b) by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (c) if a majority vote of a quorum of such non-party directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such non-party directors cannot be obtained.

Subsection 2 of Section 78.751 of the Nevada Law provides that a corporation’s articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay as incurred and in advance of the final disposition of a criminal or civil action, suit or proceeding, the expenses of officers and directors in defending such action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Subsection 2 of Section 78.751 further provides that its provisions do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law.

Subsection 3 of Section 78.751 of the Nevada Law provides that indemnification pursuant to Section 78.7502 of the Nevada Law and advancement of expenses authorized in or ordered by a court pursuant to Section 78.751 does not exclude any other rights to which the Covered Person may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his or her official capacity or in another capacity while holding his or her office. However, indemnification, unless ordered by a court pursuant to Section 78.7502 or for the advancement of expenses under Subsection 2 of Section 78.751 of the Nevada Law, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action. Additionally, the scope of such indemnification and advancement of expenses shall continue for a Covered Person who has ceased to be a director, officer, employee or agent of the corporation, and shall inure to the benefit of his or her heirs, executors and administrators.

Section 78.752 of the Nevada Law empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of a Covered Person for any liability asserted against such person and liabilities and expenses incurred by such person in his or her capacity as a Covered Person or arising out of such person’s status as a Covered Person whether or not the corporation has the authority to indemnify such person against such liability and expenses.

Item 13. Financial Statements and Supplementary Data

Our financial statements begin on pages F-1 through F-25 immediately following the signature page of this Registration Statement.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

Item 15. Financial Statements and Exhibits.

(a) Financial Statements. Our financial statements begin on page F-1 of this registration statement.

(b) Exhibits. The following are furnished as exhibit hereto:

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Exhibit Number	Description of Exhibits

3.1	Articles of Incorporation	Incorporated by reference to the Form 10 filed on April 22, 2016
3.2	Bylaws	Incorporated by reference to the Form 10 filed on April 22, 2016
10.1	Digifonica Share Purchase Agreement	Filed Herewith

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 10, 2016	VoIP-Pal.Com Inc.

	By:	/s/ Emil Malak
Emil Malak Chief Executive Officer

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VOIP-PAL.com Inc.

CONSOLIDATED FINANCIAL STATEMENTS

Fiscal Year ending September 30, 2015

CONSOLIDATED BALANCE SHEETS

CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

CONSOLIDATED STATEMENTS OF CASH FLOWS

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

F-1

Report of Independent Registered Public Accounting Firm

To the Shareholders of

Voip-Pal.com Inc.

We have audited the accompanying consolidated financial statements of Voip-Pal.com Inc. (the “Company”), which comprise the consolidated balance sheets of Voip-Pal.com Inc. as of September 30, 2015 and 2014, and the related consolidated statements of loss and comprehensive loss, changes in stockholders’ equity (deficiency), and cash flows for the years ended September 30, 2015 and 2014. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Voip-Pal.com Inc. as of September 30, 2015 and 2014, and the results of its operations and its cash flows for the years ended September 30, 2015 and 2014 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that Voip-Pal.com Inc. will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Voip-Pal.com Inc. has suffered recurring losses from operations and has a net capital deficiency. These matters, along with the other matters set forth in Note 1, indicate the existence of material uncertainties that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

“DAVIDSON & COMPANY LLP”

Vancouver, Canada	Chartered Professional Accountants

December 28, 2015

F-2

VOIP-PAL.com Inc.

CONSOLIDATED BALANCE SHEETS

For the Fiscal Year ending September 30, 2015

(Expressed in U.S. Dollars)

	Sept. 30, 2015	Sept. 30, 2014

ASSETS

CURRENT

Cash	$773,275	$82,750

NON-CURRENT

Intellectual VoIP communications patent properties, net (Note 5)	1,208,911	992,617

TOTAL ASSETS	$1,982,186	$1,075,367

LIABILITIES

CURRENT

Accounts payable and accrued liabilities	$43,601	$23,807

TOTAL LIABILITIES	43,601	23,807

STOCKHOLDERS’ EQUITY

SHARE CAPITAL (Note 9)	896,292	863,134
ADDITIONAL PAID-IN CAPITAL (Note 9)	28,357,610	26,738,696
SHARES TO BE ISSUED (Note 9)	846,721	—
DEFICIT	(28,162,038)	(26,550,270)

	1,938,585	1,051,560

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,982,186	$1,075,367

   Nature and Continuance of Operations (Note 1)

   Contingent Liabilities (Note 12)

   Subsequent Event (Note 13)

The accompanying notes are an integral part of these consolidated financial statements

F-3

VOIP-PAL.com Inc.

CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

For the Fiscal Years ending September 30,

(Expressed in U.S. Dollars)

	Fiscal Year Ending	Fiscal Year Ending

	September 30, 2015	September 30, 2014

EXPENSES

Amortization	$106,390	$84,594
Officers and Directors Fees (Note 6)	815,528	1,266,500
Legal fees (Note 6)	103,235	101,184
Office & general	104,815	174,280
Professional fees & services (Note 6)	481,800	549,300

Total expenses	1,611,768	2,175,858

NET LOSS AND COMPREHENSIVE LOSS FOR THE YEAR	$(1,611,768)	$(2,175,858)
Basic and diluted loss per common share	$(0.00)	$(0.00)

Weighted-average number of common shares outstanding:

Basic and diluted	988,567,485	918,425,456

The accompanying notes are an integral part of these consolidated financial statements

F-4

VOIP-PAL.com Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Fiscal Years ending September 30,

(Expressed in U.S. Dollars)

	September 30, 2015	September 30, 2014

Cash Flows from Operating Activities
Net loss	$(1,611,768)	$(2,175,858)
Add items not affecting cash:
Shares issued for services	1,113,889	1,856,500
Amortization	106,390	84,594

Changes in non-cash working capital:
Accounts payable	(13,299)	(106,303)
Accounts receivable	—	5,000
Cash Flows from Operations	(404,788)	(336,067)

Cash Flows from Investing Activities
Investment in Intangible assets	(289,591)	(162,282)
Cash Flows Used In Investing Activities	(289,591)	(162,282)

Cash Flows from Financing Activities
Proceeds from convertible debentures	1,384,904	305,428
Proceeds from common shares issued	—	268,000
Cash Flows Provided by Financing Activities	1,384,904	573,428

Increase in cash	690,525	75,079

Cash, beginning of the year	82,750	7,671

Cash, end of the year	$773,275	$82,750

Supplemental cash flow information – Note 7

The accompanying notes are an integral part of these consolidated financial statements

F-5

VOIP-PAL.com Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY)

(Expressed in U.S. dollars)

			Shares to be	Additional
	Common Shares		Issued	Paid-in
	Number	Par Value	Value	Capital	Deficit	Total

Balance at September 30, 2013	720,460,237	$720,460	$—	$23,224,550	$(24,374,412)	$(429,402)

Common shares issued for debt conversion	120,473,667	120,474	—	1,411,846	—	1,532,320
Common shares issued for services	18,850,000	18,850	—	1,837,650	—	1,856,500
Common shares issued for cash	3,350,000	3,350	—	264,650	—	268,000
Common shares issued for Anti-dilution Clause (Note 4)	123,366,666	—	—	—	—	—
Net loss for the year	—	—	—	—	(2,175,858)	(2,175,858)

Balance at September 30, 2014	986,500,570	$863,134	$—	$26,738,696	$(26,550,270)	$1,051,560

Common shares issued for debt conversion	26,030,930	26,031	91,721	1,267,152	—	1,384,904
Common shares issued for services	7,126,868	7,127	755,000	351,762	—	1,113,889
Shares to be issued for Anti-dilution Clause (Note 4)	—	—	—	—	—	—
Net loss for the year	—	—	—	—	(1,611,768)	(1,611,768)

Balance at September 30, 2015	1,019,658,368	$896,292	$846,721	$28,357,610	$(28,162,038)	$1,938,585

The accompanying notes are an integral part of these consolidated financial statements

F-6

VOIP-PAL.com Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2015

(Expressed in U.S. Dollars)

NOTE 1. NATURE AND CONTINUANCE OF OPERATIONS

VOIP PAL.com, Inc. (the “Company”) was incorporated in the state of Nevada in September 1997 as All American Casting International, Inc. The Company’s registered office is located at 10900 NE 4th Street, Suite 2300, Bellevue, Washington in the United States of America.

Since March 2004, the Company has been developing technology and patents related to VoIP related processes. All business activities prior to March 2004 have been abandoned and written off to deficit.

In December 2013, the Company completed the acquisition of Digifonica (International) Limited (“Digifonica”), a private company incorporated on September 7, 2004 in Gibraltar.

These consolidated financial statements have been prepared on the basis of a going concern, which contemplates the realization of assets and discharge of liabilities in the normal course of business. The Company is in various stages of product development and continues to incur losses and, at September 30, 2015, had an accumulated deficit of $28,162,038 (September 30, 2014 - $26,550,270). The ability of the Company to continue operations as a going concern is dependent upon raising additional working capital, settling outstanding debts and generating profitable operations. These material uncertainties may cast significant doubt about the Company’s ability to continue as a going concern. Should the going concern assumption not continue to be appropriate, further adjustments to carrying values of assets and liabilities may be required. There can be no assurance that capital will be available as necessary to meet these continued developments and operating costs or, if the capital is available, that it will be on the terms acceptable to the Company. The issuances of additional stock by the Company may result in a significant dilution in the equity interests of its current shareholders. Obtaining commercial loans, assuming those loans would be available, will increase the Company’s liabilities and future cash commitments. If the Company is unable to obtain financing in the amounts and on terms deemed acceptable, its business and future success may be adversely affected.

NOTE 2. BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

NOTE 3. SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

These consolidated financial statements have been prepared on a consolidated basis and include the accounts of the Company and its wholly owned subsidiary Digifonica. All intercompany transactions and balances have been eliminated. As at September 30, 2015, Digifonica had no activities.

Use of Estimates

The preparation of these consolidated financial statements required management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates. Where estimates have been used financial results as determined by actual events could differ from those estimates.

Cash

Cash consists of cash on hand and monies held in checking and savings accounts. The Company had $773,275 and $82,750 in cash on September 30, 2015 and 2014, respectively.

F-7

VOIP-PAL.com Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2015

(Expressed in U.S. Dollars)

NOTE 3. SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Intangible Assets

Intangible assets, consisting of Intellectual VoIP communication patent properties are recorded at cost and amortized over the assets estimated life on a straight line basis. Management considers factors such as remaining life of the patents, technological usefulness and other factors in estimating the life of the assets.

The carrying value of intangible assets are reviewed for impairment by management of the Company at least annually or upon the occurrence of an event which may indicate that the carrying amount may be less than its fair value. If impaired, the Company will write-down such impairment. In addition, the useful life of the intangible assets will be evaluated by management at least annually or upon the occurrence of an event which may indicate that the useful life may have changed.

Fair Value of Financial Instruments

FASB ASC 820, Fair Value Measurement, defines fair value as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity.

The Company classifies financial assets and liabilities as held-for-trading, available-for-sale, held-to-maturity, loans and receivables or other financial liabilities depending on their nature. Financial assets and financial liabilities are recognized at fair value on their initial recognition, except for those arising from certain related party transactions which are accounted for at the transferor’s carrying amount or exchange amount.

Financial assets and liabilities classified as held-for-trading are measured at fair value, with gains and losses recognized in net income. Financial assets classified as held-to-maturity, loans and receivables, and financial liabilities other than those classified as held-for-trading are measured at amortized cost, using the effective interest method of amortization. Financial assets classified as available-for-sale are measured at fair value, with unrealized gains and losses being recognized as other comprehensive income until realized, or if an unrealized loss is considered other than temporary, the unrealized loss is recorded in income.

U.S. GAAP establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined as the amount that would be received for an asset or paid to transfer a liability (i.e., an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes the following fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value:

Level 1: Quoted prices in active markets for identical assets and liabilities.

Level 2: Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The fair value of cash is classified as Level 1 at September 30, 2015 and 2014.

The Company classifies its financial instruments as follows: Cash is classified as held for trading, and is measured at fair value. Accounts payable and accrued expenses are classified as other financial liabilities, and have a fair value approximating their carrying value, due to their short-term nature.

F-8

VOIP-PAL.com Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2015

(Expressed in U.S. Dollars)

NOTE 3. SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Income Taxes

Deferred income taxes have been provided for temporary differences between financial statement and income tax reporting under the asset and liability method, using expected tax rates and laws that are expected to be in effect when the differences are expected to reverse. A valuation allowance is provided when realization is not considered more likely than not.

The Company’s policy is to classify income tax assessments, if any, for interest expense and for penalties in general and administrative expenses. The Company’s income tax returns are subject to examination by the IRS and corresponding states, generally for three years after they are filed.

Loss per Common Share

Basic loss per share is calculated using the weighted-average number of common shares outstanding during each period. Diluted income per share includes potentially dilutive securities such as outstanding options and warrants outstanding during each period. To calculate diluted loss per share the Company uses the treasury stock method and the If-converted method.

For the years ended September 30, 2014 and 2015 there were no potentially dilutive securities included in the calculation of weighted-average common shares outstanding.

Derivatives

We account for derivatives pursuant to ASC 815, Accounting for Derivative Instruments and Hedging Activities. All derivative instruments are recognized in the consolidated financial statements and measured at fair value regardless of the purpose or intent for holding them. We record our interest rate and foreign currency swaps at fair value based on discounted cash flow analysis and for warrants and other option type instruments based on option pricing models. The changes in fair value of these instruments are recorded in income or expense.

Stock based compensation

The Company recognizes compensation expense for all stock-based payments made to employees, directors and others based on the estimated fair values of its common stock on the date of issuance.

The Company determines the fair value of the share-based compensation payments granted as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. If the fair value of the equity instruments issued is used, it is measured using the stock price and other measurement assumptions as of the earlier of either the date at which a commitment for performance to earn the equity instrument is reached or the date the performance is complete.

The Company recognizes compensation expense for stock awards with service conditions on a straight-line basis over the requisite service period, which is included in operations.

Concentrations of Credit Risk

The Company maintains cash at financial institutions, which at times, may be in excess of insured limits. The Company has not experienced any losses to date as a result of this policy and, in assessing its risk, the Companies’ policy is to maintain cash only with reputable financial institutions.  One of the operating accounts had a cash value of $773,275 as of September 30, 2015 that was over the Federal Deposit Insurance Corporation insurance limit of $250,000.

F-9

VOIP-PAL.com Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2015

(Expressed in U.S. Dollars)

NOTE 3. SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Recent Accounting Pronouncements

In June 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update(ASU) No. 2014-10, “Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation”. This ASU does the following, among other things: a) eliminates the requirement to present inception-to-date information on the statements of income, cash flows, and shareholders’ equity, b) eliminates the need to label the financial statements as those of a development stage entity, c) eliminates the need to disclose a description of the development stage activities in which the entity is engaged, and d) amends FASB ASC 275, “Risks and Uncertainties”, to clarify that information on risks and uncertainties for entities that have not commenced planned principal operations is required. The amendments in ASU No. 2014-10 related to the elimination of Topic 915 disclosures and the additional disclosure for Topic 275 are effective for public companies for annual and interim reporting periods beginning after December 15, 2014. Early adoption is permitted. The Company has evaluated this ASU and adopted beginning with the period ended September 30, 2015.

In August 2014, the FASB issued ASU No. 2014-15 “Presentation of Financial Statements-Going Concern.” The provisions of ASU No.2014-15 require management to assess an entity’s liability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. audit standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require evaluation of every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt in not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued).  The amendments in this ASU are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. The Company is currently assessing the impact of ASU No. 2014-15 on the Company’s consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

NOTE 4. INVESTMENT IN DIGIFONICA (INTERNATIONAL) LIMITED

The Company acquired Digifonica in December 2013. Pursuant to the terms in the Share Purchase Agreement (the “SPA”) the Company acquired 100% of Digifonica for cash and common shares of the Company from the Seller (the “Seller”). The SPA included an Anti-Dilution Clause (the “Anti-dilution Clause”) that requires the Company to maintain the Sellers percentage ownership of the Company at 40% by issuing the Seller a proportionate number of common shares of any future issuance of the Company’s common shares.

The assets acquired through the acquisition were VoIP related patented technology. This patented technology includes patents for Lawful Intercept, routing, billing, rating mobile gateway, advanced interoperability solutions, intercepting voice over IP communications, and uninterrupted transmission of internet protocol transmissions during endpoint changes.

Shares issued pursuant to the Anti-dilution Clause are recorded as a share issuance cost within the Additional Paid-in Capital account. As at September 30, 2015, the Company accrued 18,839,786 common shares to be issued at $0.05 per share, valued at $941,989 to the Seller of Digifonica pursuant to the Anti-dilution Clause.

During the year ended September 30, 2014, the Company issued 123,366,666 common shares valued at $16,646,155 to the Seller pursuant to the Anti-dilution Clause.

F-10

VOIP-PAL.com Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2015

(Expressed in U.S. Dollars)

NOTE 5. INTANGIBLE ASSETS

The Company acquired certain patents and technology from Digifonica in December 2013 (See Note 4). These assets have been recorded in the financial statements as intangible assets. These assets are being amortized over twelve (12) years on a straight line basis.

A summary of intangible assets as of September 30, 2015 and 2014 is as follows:

	2015	2014
VoIP Intellectual property and patents	$1,438,018	$1,115,334
Accumulated amortization	(229,107)	(122,717)
Net book value	$1,208,911	$992,617

There were no disposals of any intangible assets in the years presented.

NOTE 6. RELATED PARTY TRANSACTIONS

During the year ended September 30, 2015 the Company incurred $22,975 (2014 - $13,300) in legal fees paid to a Director in his capacity as legal counsel.

Included in Shares to be issued as at September 30, 2015 is $650,000 (2014 - $nil) for unpaid Officers and Directors fees and $90,000 (2014 - $nil) for professional fees & services paid to a director for consulting services provided.

Included in Accounts Payable and accrued liabilities as at September 30, 2015 was $nil (2014 - $12,000) for unpaid directors fees.

NOTE 7. SUPPLEMENTAL CASH FLOW INFORMATION

Included in Intellectual Property as at September 30, 2015 are $33,093 (2014 - $nil) in legal fees recorded in Accounts payable and accrued liabilities.

During the year ended September 30, 2015, the Company paid $nil (2014 - $nil) income taxes and $nil (2014 - $nil) in interest.

NOTE 8. CONVERTIBLE DEBENTURES

The Company routinely issues convertible debentures with no interest rates that are due on demand. The convertible debentures are convertible at fixed conversion rates. See note 9 for details of common shares issued during the year from the conversion of convertible debentures.

F-11

VOIP-PAL.com Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2015

(Expressed in U.S. Dollars)

NOTE 9. SHARE CAPITAL

Capital Stock Authorized:

1,020,000,000 common voting shares with a par value of $0.001 each

1,000,000 convertible preferred shares with a par value of $0.01 each

During the year ended September 30, 2015, the Company issued 26,030,930 common shares valued between $0.05 - $0.08 per common share to convert $1,293,183 of convertible debentures. As at September 30, 2015 the Company has $91,721 in convertible debt to be converted through shares-to-be-issued at $0.05 per common share.

During the year ended September 30, 2015, the Company issued 7,126,868 common shares valued between $0.05 - $0.06 per common share for services received. As at September 30, 2015 the Company has $755,000 to be settled through shares-to-be-issued at $0.05 per common share for services received during the year ended September 30, 2015.

During the year ended September 30, 2014, the Company issued 120,473,667 common shares valued between $0.01 - $0.12 per common share to convert $1,532,320 of convertible debentures.

During the year ended September 30, 2014, the Company issued 18,850,000 common shares valued between $0.07 - $0.12 per common share for services received.

During the year ended September 30, 2014, the Company issued 3,350,000 common shares at $0.08 per common share for cash proceeds of $268,000.

NOTE 10. INCOME TAXES

The Company and its subsidiary file consolidated Federal and state income tax returns. Certain tax years are subject to examination by the Internal Revenue service and state taxing authorities. The Company is registered in the State of Nevada which has no corporate income tax.

The Company does not believe there would be any material adjustments upon such examination.

As of September 30, 2015 and 2014, the Company had net operating loss carryforwards of approximately $15,636,556 and $10,763,248 respectively, to reduce Federal income liabilities through 2036.

A reconciliation of income taxes at statutory rates with the reported taxes is as follows:

	2015	2014

Earnings (loss) for the year	$(1,611,768)	$(2,175,858)

Expected income tax (recovery)	$(407,000)	$(549,000)
Change in statutory, foreign tax, foreign exchange rates and other	(140,000)	634,000
Permanent Difference	(324,000)	589,000
Change in unrecognized deductible temporary differences	871,000	(674,000)
Total income tax expense (recovery)	$—	$—

F-12

VOIP-PAL.com Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2015

(Expressed in U.S. Dollars)

NOTE 10. INCOME TAXES (CONT’D)

The significant components of the Company’s temporary differences, unused tax credits and unused tax losses that have not been included on the consolidated statement of financial position are as follows:

	2015	Expiry Date Range	2014	Expiry Date Range
Temporary Differences
Intangible assets	$30,033,000	No expiry date	$32,663,000	No expiry date
Non-capital losses available for future period	$15,637,000	2016 to 2035	$10,763,000	2015 to 2034

Tax attributes are subject to review, and potential adjustment, by tax authorities.

NOTE 11. SEGMENTED INFORMATION

The Company operates in one reportable segment being the acquisition and development of VoIP-related intellectual property including patents and technology. All intangible assets are located in the United States of America.

NOTE 12. CONTINGENT LIABILITIES

The Company is party to two pending litigation cases as follows:

i)	Locksmith Financial Corporation, Inc. et al. v Voip-Pal.com Inc. (Case No A-15-717491-C) filed in Clark County District Court (the “State Case”)

On March 24, 2014, the Company resolved to freeze 95,832,000 common shares that were issued to a company controlled by a former director (the “defendant”) in fiscal 2013 and accounted for at a cost of $1,443,000. The Company resolved to freeze the common shares as the Company believes that the shares were issued as settlement of a line of credit that the Company believes to have been legally unsupported. The defendant alleges that the freeze and the Company’s actions constituted fraud and a breach of securities laws. The Company denies any wrongdoing. Currently the State Case is entering the discovery phase of litigation and the outcome is undeterminable.

ii)	Voip-Pal.com Inc. v Richard Kipping, et al. (Case No. 2:15-cv-01258-JAD-VCF) filed in United States District Court (the “Federal Case”)

On July 2, 2015, the Company filed a case against a former director, a shareholder and the company controlled by a former director. The Company alleges that the common shares issued in the State Case and an additional 7,200,000 common shares were fraudulently obtained and that the shares have been unlawfully transferred to other entities. The proceedings in the Federal Case have been stayed pending a final determination of the issues in the State Case. The outcome of the case is undeterminable.

NOTE 13. SUBSEQUENT EVENT

Subsequent to September 30, 2015, the Company issued 10,000,000 common shares at $0.05 per common share in connection with the Anti-dilution Clause and 2,840,000 common shares at $0.05 per common share related to the conversion of convertible debentures.

F-13

VOIP-PAL.com Inc.

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited – prepared by management)

March 31, 2016

INTERIM CONSOLIDATED BALANCE SHEETS

INTERIM CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

INTERIM CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

F-14

VOIP-PAL.com Inc.

INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited – prepared by management)

March 31, 2016

(Expressed in U.S. Dollars)

As at

	March 31, 2016 (unaudited)	Sept 30, 2015 (audited)

ASSETS
CURRENT

Cash	$244,801	$773,275
Subscriptions receivable	157,875	—

NON-CURRENT

Intellectual VoIP communications patent properties, net (Note 5)	1,302,948	1,208,911

TOTAL ASSETS	$1,705,624	$1,982,186

LIABILITIES

CURRENT

Accounts payable and accrued liabilities	$61,426	$43,601

TOTAL LIABILITIES	$61,426	$43,601

STOCKHOLDERS’ EQUITY

SHARE CAPITAL (Note 9)	$917,090	$896,292
ADDITIONAL PAID-IN CAPITAL (Note 9)	29,377,687	28,357,610
SHARES TO BE ISSUED (Note 9)	759,721	846,721
DEFICIT (Note 9)	(29,410,300)	(28,162,038)

TOTAL STOCKHOLDERS’ EQUITY	$1,644,198	$1,938,585

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,705,624	$1,982,186

Nature and Continuance of Operations (Note 1)

Contingent Liabilities (Note 10)

The accompanying notes are an integral part of these consolidated financial statements

F-15

VOIP-PAL.com Inc.

INTERIM CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

For the Three and Six Months Ended March 31,

(Unaudited – prepared by management)

(Expressed in U.S. Dollars)

	Three Months Ended March 31, 2016	Three Months Ended March 31, 2015	Six Months Ended March 31, 2016	Six Months Ended March 31, 2015

EXPENSES

Amortization (Note 5)	$25,186	27,718	$50,371	$50,954
Officers and Directors Fees (Note 6)	24,429	28,500	42,429	75,028
Legal fees (Note 6)	216,678	97,071	230,636	125,108
Office & general	28,522	20,252	110,141	51,683
Patent application expense	175,314	—	175,314	—
Professional fees & services (Note 6)	65,957	13,749	139,372	17,248
Acquisition expenses (Note 4)	—	—	500,000	—

Total expenses	536,086	187,290	1,248,263	320,021

NET LOSS AND COMPREHENSIVE LOSS FOR THE PERIOD	$(536,086)	(187,290)	$(1,248,263)	$(320,021)
Basic and diluted loss per common share	$(0.00)	(0.00)	$(0.00)	$(0.00)

Weighted-average number of common shares outstanding:

Basic and diluted	1,040,455,868	990,660,711	1,040,455,868	990,660,711

The accompanying notes are an integral part of these consolidated financial statements

F-16

VOIP-PAL.com Inc.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Three and Six Months Ended March 31,

(Unaudited – prepared by management)

(Expressed in U.S. Dollars)

	Three Months Ended March 31		Six Months Ended March 31
	2016	2015	2016	2015
Cash Flows from Operating Activities
Net loss	$(536,086)	$(159,572)	$(1,248,263)	$(269,068)
Add items not affecting cash:
Shares issued for services	—	—	55,000	—
Amortization	25,186	27,718	50,372	50,954
Acquisition expenses	—	—	500,000	—

Changes in non-cash working capital:
Accounts payable	39,710	9,782	17,825	(13,454)
Subscriptions receivable	(157,875)	—	(157,875)	—
Cash Flows from Operations	(629,065)	(122,072)	(782,941)	(231,568)

Cash Flows from Investing Activities
Intellectual VoIP properties	—	—	(144,409)	—
Cash Flows Used In Investing Activities	—	—	(144,409)	—

Cash Flows from Financing Activities
Common shares	7,858	3,497	9,698	4,160
Contributed surplus	385,018	173,876	476,178	210,028
Shares to be Issued	—	—	(87,000)	—
Cash Flows Provided by Financing Activities	392,876	177,373	398,876	214,188

Increase (decrease) in cash	(236,189)	55,301	(528,474)	(17,380)

Cash, beginning of the period	480,990	10,070	773,275	82,751

Cash, end of the period	$244,801	$65,371	$244,801	$65,371

Supplemental cash flow information (Note 7)

The accompanying notes are an integral part of these consolidated financial statements

F-17

VOIP-PAL.com Inc.

INTERIM CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY)

(Unaudited – prepared by management)

(Expressed in U.S. dollars)

			Shares to be	Additional
	Common Shares		Issued	Paid-in
	Number	Par Value	Value	Capital	Deficit	Total
September 30, 2014	986,500,570	$863,134	$—	$26,738,696	$(26,550,270)	$1,051,560
Common shares issued for debt conversion	3,842,000	3,842	—	191,258	—	195,100
Common shares issued for services	318,141	318	—	18,770	—	19,088
Net loss for the period	—	—	—	—	(269,067)	(269,067)

Balance at March 31, 2015	990,660,711	$867,294	$759,721	$26,948,724	$(26,819,337)	$996,681

Common shares issued for debt conversion	22,188,930	22,189	91,721	1,075,894	—	1,189,804
Common shares issued for services	6,808,727	6,809	755,000	332,992	—	1,094,801
Shares to be issued for Anti-dilution Clause (Note 4)	—	—	—	—	—	—
Net loss for the period	—	—	—	—	(1,342,701)	(1,342,701)

Balance at September 30, 2015	1,019,658,368	$896,292	$846,721	$28,357,610	$(28,162,038)	$1,938,585

Common shares issued for debt conversion	9,697,500	9,698	(87,000)	476,178	—	398,876
Common shares issued for services	1,100,000	1,100	—	53,900	—	55,000
Shares to be issued for Anti-dilution Clause (Note 4)	10,000,000	10,000	—	490,000	—	500,000
Net loss for the period	—	—	—	—	(1,248,263)	(1,248,263)

Balance at March 31, 2016	1,040,455,868	$917,090	$759,721	$29,377,687	$(29,410,300)	$1,644,198

The accompanying notes are an integral part of these consolidated financial statements

F-18

VOIP-PAL.com Inc.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited – prepared by management)

March 31, 2016

(Expressed in U.S. Dollars)

NOTE 1. NATURE AND CONTINUANCE OF OPERATIONS

VOIP PAL.com, Inc. (the “Company”) was incorporated in the state of Nevada in September 1997 as All American Casting International, Inc. The Company’s registered office is located at 10900 NE 4th Street, Suite 2300, Bellevue, Washington in the United States of America.

Since March 2004, the Company has been developing technology and patents related to VoIP related processes. All business activities prior to March 2004 have been abandoned and written off to deficit.

In December 2013, the Company completed the acquisition of Digifonica (International) Limited (“Digifonica”), a private company incorporated on September 7, 2004 in Gibraltar.

These consolidated financial statements have been prepared on the basis of a going concern, which contemplates the realization of assets and discharge of liabilities in the normal course of business. The Company is in various stages of product development and continues to incur losses and, at March 31, 2016, had an accumulated deficit of $29,410,300 (September 30, 2015 - $28,162,038). The ability of the Company to continue operations as a going concern is dependent upon raising additional working capital, settling outstanding debts and generating profitable operations. These material uncertainties may cast significant doubt about the Company’s ability to continue as a going concern. Should the going concern assumption not continue to be appropriate, further adjustments to carrying values of assets and liabilities may be required. There can be no assurance that capital will be available as necessary to meet these continued developments and operating costs or, if the capital is available, that it will be on the terms acceptable to the Company. The issuances of additional stock by the Company may result in a significant dilution in the equity interests of its current shareholders. Obtaining commercial loans, assuming those loans would be available, will increase the Company’s liabilities and future cash commitments. If the Company is unable to obtain financing in the amounts and on terms deemed acceptable, its business and future success may be adversely affected.

NOTE 2. BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

NOTE 3. SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

These consolidated financial statements have been prepared on a consolidated basis and include the accounts of the Company and its wholly owned subsidiary Digifonica. All intercompany transactions and balances have been eliminated. As at March 31, 2016, Digifonica had no activities.

Use of Estimates

The preparation of these consolidated financial statements required management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates. Where estimates have been used financial results as determined by actual events could differ from those estimates.

Cash

Cash consists of cash on hand and monies held in checking and savings accounts. The Company had $244,801 and $773,275 in cash on March 31, 2016 and September 30, 2015, respectively.

F-19

VOIP-PAL.com Inc.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited – prepared by management)

March 31, 2016

(Expressed in U.S. Dollars)

NOTE 3. SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Intangible Assets

Intangible assets, consisting of Intellectual VoIP communication patent properties are recorded at cost and amortized over the assets estimated life on a straight line basis. Management considers factors such as remaining life of the patents, technological usefulness and other factors in estimating the life of the assets.

The carrying value of intangible assets are reviewed for impairment by management of the Company at least annually or upon the occurrence of an event which may indicate that the carrying amount may be less than its fair value. If impaired, the Company will write-down such impairment. In addition, the useful life of the intangible assets will be evaluated by management at least annually or upon the occurrence of an event which may indicate that the useful life may have changed.

Fair Value of Financial Instruments

FASB ASC 820, Fair Value Measurement, defines fair value as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity.

The Company classifies financial assets and liabilities as held-for-trading, available-for-sale, held-to-maturity, loans and receivables or other financial liabilities depending on their nature. Financial assets and financial liabilities are recognized at fair value on their initial recognition, except for those arising from certain related party transactions which are accounted for at the transferor’s carrying amount or exchange amount.

Financial assets and liabilities classified as held-for-trading are measured at fair value, with gains and losses recognized in net income. Financial assets classified as held-to-maturity, loans and receivables, and financial liabilities other than those classified as held-for-trading are measured at amortized cost, using the effective interest method of amortization. Financial assets classified as available-for-sale are measured at fair value, with unrealized gains and losses being recognized as other comprehensive income until realized, or if an unrealized loss is considered other than temporary, the unrealized loss is recorded in income.

U.S. GAAP establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined as the amount that would be received for an asset or paid to transfer a liability (i.e., an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes the following fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value:

Level 1: Quoted prices in active markets for identical assets and liabilities.

Level 2: Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The fair value of cash is classified as Level 1 at March 31, 2016 and September 30, 2015.

The Company classifies its financial instruments as follows: Cash is classified as held for trading, and is measured at fair value. Accounts payable and accrued expenses are classified as other financial liabilities, and have a fair value approximating their carrying value, due to their short-term nature.

F-20

VOIP-PAL.com Inc.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited – prepared by management)

March 31, 2016

(Expressed in U.S. Dollars)

NOTE 3. SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Income Taxes

Deferred income taxes have been provided for temporary differences between financial statement and income tax reporting under the asset and liability method, using expected tax rates and laws that are expected to be in effect when the differences are expected to reverse. A valuation allowance is provided when realization is not considered more likely than not.

The Company’s policy is to classify income tax assessments, if any, for interest expense and for penalties in general and administrative expenses. The Company’s income tax returns are subject to examination by the IRS and corresponding states, generally for three years after they are filed.

Loss per Common Share

Basic loss per share is calculated using the weighted-average number of common shares outstanding during each period. Diluted income per share includes potentially dilutive securities such as outstanding options and warrants outstanding during each period. To calculate diluted loss per share the Company uses the treasury stock method and the If-converted method.

For the period ended March 31, 2016 and September 30, 2015 there were no potentially dilutive securities included in the calculation of weighted-average common shares outstanding.

Derivatives

We account for derivatives pursuant to ASC 815, Accounting for Derivative Instruments and Hedging Activities. All derivative instruments are recognized in the consolidated financial statements and measured at fair value regardless of the purpose or intent for holding them. We record our interest rate and foreign currency swaps at fair value based on discounted cash flow analysis and for warrants and other option type instruments based on option pricing models. The changes in fair value of these instruments are recorded in income or expense.

Stock based compensation

The Company recognizes compensation expense for all stock-based payments made to employees, directors and others based on the estimated fair values of its common stock on the date of issuance.

The Company determines the fair value of the share-based compensation payments granted as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. If the fair value of the equity instruments issued is used, it is measured using the stock price and other measurement assumptions as of the earlier of either the date at which a commitment for performance to earn the equity instrument is reached or the date the performance is complete.

The Company recognizes compensation expense for stock awards with service conditions on a straight-line basis over the requisite service period, which is included in operations.

Concentrations of Credit Risk

The Company maintains cash at financial institutions, which at times, may be in excess of insured limits. The Company has not experienced any losses to date as a result of this policy and, in assessing its risk, the Companies’ policy is to maintain cash only with reputable financial institutions.  One of the operating accounts had a cash value of $244,801 as of March 31, 2016 which did not exceed the Federal Deposit Insurance Corporation insurance limit of $250,000.

F-21

VOIP-PAL.com Inc.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited – prepared by management)

March 31, 2016

(Expressed in U.S. Dollars)

NOTE 3. SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Recent Accounting Pronouncements

In June 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update(ASU) No. 2014-10, “Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation”. This ASU does the following, among other things: a) eliminates the requirement to present inception-to-date information on the statements of income, cash flows, and shareholders’ equity, b) eliminates the need to label the financial statements as those of a development stage entity, c) eliminates the need to disclose a description of the development stage activities in which the entity is engaged, and d) amends FASB ASC 275, “Risks and Uncertainties”, to clarify that information on risks and uncertainties for entities that have not commenced planned principal operations is required. The amendments in ASU No. 2014-10 related to the elimination of Topic 915 disclosures and the additional disclosure for Topic 275 are effective for public companies for annual and interim reporting periods beginning after December 15, 2014. Early adoption is permitted. The Company has evaluated this ASU and adopted it beginning with the period ended September 30, 2015.

In August 2014, the FASB issued ASU No. 2014-15 “Presentation of Financial Statements-Going Concern.” The provisions of ASU No.2014-15 require management to assess an entity’s liability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. audit standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require evaluation of every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt in not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued).  The amendments in this ASU are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. The Company is currently assessing the impact of ASU No. 2014-15 on the Company’s consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying interim consolidated financial statements.

NOTE 4. INVESTMENT IN DIGIFONICA (INTERNATIONAL) LIMITED

The Company acquired Digifonica in December 2013. Pursuant to the terms in the Share Purchase Agreement (the “SPA”) the Company acquired 100% of Digifonica for cash and common shares of the Company from the Seller (the “Seller”). The SPA included an Anti-Dilution Clause (the “Anti-dilution Clause”) that requires the Company to maintain the Sellers percentage ownership of the Company at 40% by issuing the Seller a proportionate number of common shares of any future issuance of the Company’s common shares.

The assets acquired through the acquisition were VoIP related patented technology. This patented technology includes patents for Lawful Intercept, routing, billing, rating mobile gateway, advanced interoperability solutions, intercepting voice over IP communications, and uninterrupted transmission of internet protocol transmissions during endpoint changes.

Shares issued pursuant to the Anti-dilution Clause are recorded as a share issuance cost within the Additional Paid-in Capital account. As at September 30, 2015, the Company accrued 18,839,786 common shares to be issued at $0.05 per share, valued at $941,989 to the Seller of Digifonica pursuant to the Anti-dilution Clause.

During the six months ended March 31, 2016 the Company issued 10,000,000 common shares at $0.05 per share, valued at $500,000 and had accrued 8,839,786 common shares at $0.05 per share, valued at $441,989 to the seller of Digifonica pursuant to the Anti-dilution Clause.

F-22

VOIP-PAL.com Inc.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited – prepared by management)

March 31, 2016

(Expressed in U.S. Dollars)

NOTE 5. INTANGIBLE ASSETS

The Company acquired certain patents and technology from Digifonica in December 2013 (See Note 4). These assets have been recorded in the financial statements as intangible assets. These assets are being amortized over twelve (12) years on a straight line basis.

A summary of intangible assets as of March 31, 2016 and September 30, 2015 is as follows:

	March 31, 2016	September 30, 2015
VoIP Intellectual property and patents	$1,582,426	$1,438,018
Accumulated amortization	(279,478)	(229,107)
Net book value	$1,302,948	$1,208,911

There were no disposals of any intangible assets in the years presented.

There was a non-cash acquisition expense of $500,000 related to the issuance of additional shares to the seller of Digifonica (See Note 4).

NOTE 6. RELATED PARTY TRANSACTIONS

During the six months ended March 31, 2016 the Company incurred $13,958 (2015 - $46,528) in legal fees paid to a Director in his capacity as legal counsel.

During the six months ended March 31, 2016 the Company paid $50,000 (2015 – Nil) in stock-based compensation, issuing 1,000,000 Common shares in the capital stock of the Company as a pre-payment to an officer of the Company for professional fees and services.

Included in Shares to be issued as at March 31, 2016 is $650,000 (2015 - $nil) for unpaid Officers and Directors fees and $90,000 (2015 - $nil) for professional fees & services paid to a director for consulting services provided.

NOTE 7. SUPPLEMENTAL CASH FLOW INFORMATION

During the six months ended March 31, 2016 and 2015, the Company paid $nil income taxes and $nil in interest.

NOTE 8. CONVERTIBLE DEBENTURES

The Company routinely issues convertible debentures with no interest rates that are due on demand. The convertible debentures are convertible at fixed conversion rates. See note 9 for details of common shares issued during the year from the conversion of convertible debentures.

F-23

VOIP-PAL.com Inc.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited – prepared by management)

March 31, 2016

(Expressed in U.S. Dollars)

NOTE 9. SHARE CAPITAL

Capital Stock Authorized:

1,101,000,000 common voting shares with a par value of $0.001 each

1,000,000 convertible preferred shares with a par value of $0.01 each

During the year ended September 30, 2015, the Company issued 26,030,930 common shares valued between $0.05 - $0.08 per common share to convert $1,293,183 of convertible debentures.

During the year ended September 30, 2015, the Company issued 7,126,868 common shares valued between $0.05 - $0.06 per common share for services received.

During the three months ended December 31, 2015, the Company issued 10,000,000 common shares at $0.05 per common share to the seller of Digifonica pursuant to the Anti-dilution Clause.

During the three months ended December 31, 2015 the Company issued 1,840,000 common shares valued between $0.05 - $0.06 per common share to convert $1,800,000 of convertible debentures. As at December 31, 2015 the Company has $4,721 in convertible debt to be converted through shares-to-be-issued at $0.05 per common share, which was also outstanding at September 30, 2015.

During the three months ended December 31, 2015, the Company issued 1,100,000 common shares valued at $0.05 per common share for services received. As at December 31, 2015 the Company has $755,000 to be settled through shares-to-be-issued at $0.05 per common share for services received during the year ended September 30, 2015.

During the three months ended March 31, 2016, the Company issued 7,857,500 common shares valued at $0.05 per common share to convert $392,875 of convertible debentures. As at March 31, 2016 the Company has $759,721 to be settled through shares-to-be-issued at $0.05 per common share for services received during the year ended September 30, 2015.

NOTE 10. CONTINGENT LIABILITIES

The Company is party to three pending litigation cases as follows:

i)	Locksmith Financial Corporation, Inc. et al. v Voip-Pal.com Inc. (Case No A-15-717491-C) filed in Clark County District Court (the “State Case”)

On March 24, 2014, the Company resolved to freeze 95,832,000 common shares that were issued to a company controlled by a former director (the “defendant”) in fiscal 2013 and accounted for at a cost of $1,443,000. The Company resolved to freeze the common shares as the Company believes that the shares were issued as settlement of a line of credit that the Company believes to have been legally unsupported. The defendant alleges that the freeze and the Company’s actions constituted fraud and a breach of securities laws. The Company denies any wrongdoing. Currently the State Case is entering the discovery phase of litigation and the outcome is undeterminable.

ii)	Voip-Pal.com Inc. v Richard Kipping, et al (Case No. 2:15-cv-01258-JAD-VCF) filed in United States District Court (the “Federal Case”)

On July 2, 2015, the Company filed a case against a former director, a shareholder and the company controlled by a former director. The Company alleges that the common shares issued in the State Case and an additional 7,200,000 common shares were fraudulently obtained and that the shares have been unlawfully transferred to other entities. The proceedings in the Federal Case have been stayed pending a final determination of the issues in the State Case. The outcome of the case is undeterminable.

F-24

VOIP-PAL.com Inc.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited – prepared by management)

March 31, 2016

(Expressed in U.S. Dollars)

NOTE 10. CONTINGENT LIABILITIES (CONT’D)

iii)	Voip-Pal.com Inc. v Apple, Inc. (Case No. 2:16-CV-00260) & Verizon Wireless Services, LLC, Verizon Communications Inc., AT&T Corp (Case No. 2:16-VC-00271)

In February, 2016, the Company filed claims totaling $7 Billion in patent infringement lawsuits in the United States District Court, District of Nevada against several major telephone and media-related companies. The Company followed the filings by initiating discussions with the defendants in each suit.

Subsequent to the period, on May 9, 2016 these lawsuits were officially served to the three defendant companies.

NOTE 11. SEGMENTED INFORMATION

The Company operates in one reportable segment being the acquisition and development of VoIP-related intellectual property including patents and technology. All intangible assets are located in the United States of America.

F-25